Exhibit 99.2

Millendo Therapeutics Announces Pricing of Public Offering of Common Stock

ANN ARBOR, MICH., December 4, 2019 – Millendo Therapeutics, Inc. (Nasdaq: MLND), a late-stage biopharmaceutical company developing novel treatments primarily for orphan endocrine diseases, today announced the pricing of its underwritten public offering of 4,166,667 shares of its common stock at a public offering price of $6.00 per share, for aggregate gross proceeds of $25.0 million, before deducting underwriting discounts and commissions and offering expenses payable by Millendo. In addition, Millendo has granted the underwriters a 30-day option to purchase up to 625,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. All of the shares are being sold by Millendo. The offering is expected to close on December 9, 2019, subject to the satisfaction of customary closing conditions.

Citigroup and SVB Leerink are acting as joint book-running managers for the offering.

The shares are being offered by Millendo pursuant to an effective shelf registration statement that was filed with the Securities and Exchange Commission (SEC) on April 5, 2019 and declared effective by the SEC on April 18, 2019.

This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and may be obtained for free by visiting the SEC’s website at www.sec.gov. The final prospectus supplemented relating to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525, ext. 6132, or by email at syndicate@svbleerink.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Millendo Therapeutics, Inc.

Millendo Therapeutics is a late-stage biopharmaceutical company primarily focused on developing novel treatments for orphan endocrine diseases where current therapies do not exist or are insufficient. As a leading orphan endocrine company, Millendo creates distinct and transformative treatments where there is a significant unmet medical need. The company is currently advancing livoletide for the treatment of Prader-Willi syndrome, nevanimibe for the treatment of classic congenital adrenal hyperplasia and MLE-301 for the treatment of vasomotor symptoms associated with menopause.

Forward-Looking Statements

Certain statements contained in this press release regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expected closing of the offering and anticipated proceeds from the offering, and, therefore, you are cautioned not to place undue reliance on them. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Such forward-looking statements are based on Millendo’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including that Millendo has incurred significant losses since inception, Millendo has a limited operating history and has never generated any revenue from product sales, Millendo will require additional capital to finance its operations, Millendo's future success is dependent on the successful clinical development, regulatory approval and subsequent commercialization of livoletide, nevanimibe and any future product candidates, preclinical studies or earlier clinical trials are not necessarily predictive of future results and the results of Millendo's clinical trials may not support Millendo's livoletide or nevanimibe claims, Millendo may encounter substantial delays in its clinical trials or Millendo may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside Millendo's control, Millendo's product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, or limit their commercial potential and Millendo faces substantial competition. You should refer to the risk factor disclosure set forth in the periodic reports and other documents we file with the Securities and Exchange Commission available at www.sec.gov, including, without limitation, under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2019 and subsequent reports that we file with the Securities and Exchange Commission.

New factors emerge from time to time and it is not possible for Millendo to predict all such factors, nor can Millendo assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to Millendo as of the date of this press release. Millendo disclaims any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law.

Millendo Investor Contact:

Stephanie Ascher

Stern Investor Relations

212-362-1200

stephanie.ascher@sternir.com

Millendo Media Contact:

Julie Bane

MacDougall

617-821-1089

jbane@macbiocom.com

###